EXHIBIT 99.1

Final - for immediate release                                                                   CONTACT: PAUL VITEK, CFO

                                                                                                                                               (972) 401-0090

                                                                                                                                             Release #05-11

CARBO CERAMICS INC. ANNOUNCES RECORD QUARTERLY AND YEAR-TO-DATE EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (July 28, 2005) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $12.2 million, or $0.76 per diluted share, on revenues of $63.8 million for the quarter ended June 30, 2005. Revenues for the quarter increased 22 percent and net income increased 24 percent compared to the second quarter of 2004. For the six months ended June 30, 2005, the company reported record net income of $23.8 million, or $1.48 per diluted share, on record six month revenues of $125.0 million. Revenues and net income for the six months ended June 30, 2005 each increased 22 percent compared to the same period a year earlier.

Revenues and net income for the second quarter of 2005 were the highest quarterly totals for any quarter in the company's history. The increase in revenue compared to last year's second quarter was attributable to a 12 percent increase in sales volume, a 7 percent increase in the average selling price of the company's ceramic proppants and a 52 percent increase in revenues from Pinnacle Technologies. Worldwide proppant sales totaled 190.3 million pounds for the quarter, with an increase in North American sales volume offsetting a decline in overseas sales volume compared to the previous year. The sales volume increase in North America was primarily due to record quarterly shipments in the U.S. and Mexico. Sales volume in Mexico exceeded the second quarter of 2004 by 106 percent and surpassed the previous quarterly record for that region. Sales volume in Canada during the quarter was impacted by the normal seasonal decline in the region but was 12 percent ahead of the second quarter of 2004. The decline in overseas sales volume compared to last year's second quarter resulted mainly from decreases in sales volume in Russia and in the North Sea. Sales in Russia have slowed due to the transfer of ownership of Yukos and an increase in the availability of locally produced proppant; while North Sea sales declined due to customer project delays in that region. The average selling price for the company's ceramic proppants increased in the second quarter compared to the same period a year earlier due to the impact of price increases in July 2004 and June 2005. The company's most recent price increase was effective June 1, 2005 and represented an increase of approximately 4 percent. Revenues for the second quarter of 2005 included $6.7 million from Pinnacle Technologies, Inc. compared to $4.4 million for the second quarter of 2004. The increase in Pinnacle Technologies' revenues was primarily due to the continued growth in the company's core fracture mapping business in the U.S. market.

The company's second quarter 2005 operating profit margin was 29 percent compared to 30 percent for the second quarter of 2004. The operating profit margin in the company's proppant business was unchanged from the previous year. However, the consolidated operating profit margin declined slightly as the operating profit margin for Pinnacle Technologies declined due to increased labor costs in preparation for anticipated growth and increased subcontractor costs due to a change in the mix of service offerings. The company continued to operate its manufacturing facilities at full capacity and achieved record production rates during this year's second quarter. Selling, general and administrative expenses for the second quarter increased $1.0 million from the same period a year earlier. The increase was due to greater activity related to the company's global business development efforts, increased sales and marketing activity, and increased administrative expenses associated with the company's global growth.

CARBO Ceramics Second Quarter and Year-to-Date 2005 Earnings Release

July 28, 2005

Selling, general and administrative expenses decreased slightly as a percentage of revenues to 10.6 percent for the quarter ended June 30, 2005 compared to 11.0 percent for the quarter ended June 30, 2004. Start-up costs of $0.2 million in the second quarter of 2005 were related to construction of the company's new manufacturing facilities in McIntyre, Georgia and the city of Kopeysk, Chelyabinsk Oblast, Russian Federation.

For the six months ended June 30, 2005 revenues increased 22 percent compared to the same period in 2004. The increase was driven primarily by a 15 percent increase in ceramic proppant sales volume and a 4 percent increase in the average selling price of proppant. North American proppant sales volume increased 24 percent compared to the first six months of 2004, with increased sales to the U.S., Canada and Mexico. Overseas sales volume declined by 10 percent compared to last year primarily due to sales volume decreases in Russia and the North Sea. The higher average selling price for ceramic proppant was due to the impact of price increases that went into effect in July 2004 and June 2005 and an increase in sales of higher priced resin-coated proppant. Revenues for the six months ended June 30, 2005 included $12.7 million for Pinnacle Technologies compared to $8.1 million for the first half of 2004. The increase in Pinnacle Technologies' revenues was due primarily to the rapid increase in fracture mapping activity in the U.S. market and an increase in international consulting revenue.

For the six months ended June 30, 2005, the company's operating profit margin was 29 percent compared to 30 percent for the first half of 2004. While operating profit margins in the company's proppant business were unchanged from the previous year, operating profit margins for Pinnacle Technologies declined due to increased labor costs in preparation for anticipated growth and increased subcontractor costs due to a change in the mix of service offerings. Selling, general and administrative expenses for the six months ended June 30, 2005 increased $2.8 million compared to the same period in 2004 primarily due to greater activity related to the company's global business development efforts, increased sales and marketing activity, and increased administrative expenses associated with the company's global growth.

The company reiterated its outlook for 2005, stating that it expects to operate all of its manufacturing facilities at full capacity for the remainder of the year. The company's worldwide annual manufacturing capacity is currently 755 million pounds. The company also stated that its new facility in McIntyre, Georgia is progressing on schedule and within budget. The facility is expected to provide an additional 250 million pounds of annual capacity upon its completion at the end of 2005.

President and CEO Dr. C. Mark Pearson commented, "We believe that ceramic proppant and fracture diagnostic services present the oil and gas industry with a significant opportunity to improve production and recovery rates, and we are moving forward with our plans to add manufacturing capacity worldwide. Our new facility in McIntyre, Georgia is on schedule for completion this year, and, as we recently announced, we have broken ground on our new facility in the city of Kopeysk, in the Russian Federation. Each of these facilities has been designed to be readily expanded to meet anticipated future demand."

As previously announced, a conference call to discuss the company's second quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time. To participate in the call, please dial 877-836-3879 and refer to conference ID 7688662. International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com.

CARBO Ceramics Inc. is based in Irving, Texas.

CARBO Ceramics Second Quarter and Year-to-Date 2005 Earnings Release

July 28, 2005

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management's current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

  - tables follow -

	Three Months Ended June 30		Six months Ended June 30
	2005	2004	2005	2004
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$ 63,834	$ 52,350	$ 125,002	$ 102,361
Cost of sales	38,202	30,889	74,549	60,556
Gross profit	25,632	21,461	50,453	41,805
Selling, general & administrative	6,777	5,737	13,826	10,987
Start-up costs	239	-	254	-
Loss on disposal of equipment	95	49	95	49
Operating profit	18,521	15,675	36,278	30,769
Interest income, net	526	72	910	132
Other income, net	84	27	87	89
Income before income taxes	19,131	15,774	37,275	30,990
Income taxes	6,954	5,917	13,504	11,565
Net income	$ 12,177	$ 9,857	$ 23,771	$ 19,425

Earnings per share:
Basic	$ 0.76	$ 0.62	$ 1.49	$ 1.22
Diluted	$ 0.76	$ 0.61	$ 1.48	$ 1.21

Average shares outstanding:
Basic	15,981	15,926	15,975	15,871
Diluted	16,106	16,065	16,102	16,001

Depreciation and amortization	$ 3,314	$ 2,917	$ 6,518	$ 5,770

CARBO Ceramics Second Quarter and Year-to-Date 2005 Earnings Release

July 28, 2005

Selected Balance Sheet Information

	June 30, 2005	Dec. 31, 2004
	(in thousands)
Cash, cash equivalents and short term investments	$ 73,672	$ 80,115
Total other current assets	75,300	66,167
Property, plant and equipment, net	139,905	125,385
Intangible and other assets, net	4,712	4,010
Total assets	315,429	297,517
Total current liabilities	24,644	29,192
Deferred income taxes	25,439	23,958
Shareholders' equity	265,346	244,367
Total liabilities and shareholders' equity	315,429	297,517